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EXHIBIT 11 - STATEMENT  RE:  COMPUTATION  OF PER SHARE EARNINGS

(Unaudited)


                                             Three Months Ended           Six Months Ended          Twelve Months Ended
                                            August 3      July 29       August 3      July 29       August 3      July 29
                                              1996         1995           1996         1995           1996         1995
Average shares outstanding                 113,560,187  113,045,656    113,389,882  113,045,656    113,218,732  113,025,962
Net effect of dilutive stock options based
    on the treasury stock method using
    average market price                       800,716       60,735        687,574       30,368        425,826       15,184

Total                                      114,360,903  113,106,391    114,077,456  113,076,024    113,644,558  113,041,146




Net Income                                 $39,526,000  $38,633,000    $95,927,000  $87,012,000   $176,098,000 $256,741,000
Less preferred dividends                        (5,500)      (5,500)       (11,000)     (11,000)       (22,000)     (22,000)

Net income available to common shares      $39,520,500  $38,627,500    $95,916,000  $87,001,000   $176,076,000 $256,719,000


Per share                                        $0.35        $0.34          $0.84        $0.77          $1.55        $2.27

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